Terremark Announces Plans for a 1 for 10 Reverse Stock Split

Special Meeting of Stockholders to be Held May 16, 2005

MIAMI, FL. (April 1, 2005) Terremark Worldwide, Inc. (AMEX: TWW) today announced that its board of directors had authorized Terremark to seek stockholder approval for an amendment to its Amended and Restated Certificate of Incorporation to simultaneously (i) effectuate a one for ten reverse stock split whereby record owners of its common stock as of the date of the stockholder meeting would own one share of common stock for every ten shares held as of that date and (ii) decrease the number of authorized shares of its common stock from six hundred million shares to one hundred million shares.

The proposal will be submitted to Terremark’s stockholders for approval at a special meeting of stockholders, which is expected to be held on May 16, 2005. On April 1, 2005, Terremark filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission relating to the special meeting. The preliminary proxy statement is available on the Commission’s website located at http://www.sec.gov.

Solicitation of Terremark’s stockholders with respect to the proposed reverse split will be made pursuant to a definitive proxy statement to be mailed to its stockholders. All stockholders are advised to read the definitive proxy statement carefully because the definitive proxy statement will contain important information about the reverse stock split and information concerning the record date and voting as well as the date, time and place of the special meeting of Terremark’s stockholders.

About Terremark Worldwide, Inc.:

Terremark Worldwide, Inc. (AMEX:TWW) operates Internet exchange points from which it provides colocation, interconnection and managed services to the government and commercial sectors. The company’s Internet exchange point facilities, or IXs, are strategically located in Miami, Florida; Santa Clara, California; Madrid, Spain and Sao Paulo, Brazil and allow networks to interconnect and exchange Internet and telecommunications traffic. Terremark’s flagship facility, the NAP of the Americas, in Miami, Florida was designed and built to disaster-resistant standards with maximum security to house mission-critical systems infrastructure. The company’s secure presence in Miami, a key gateway to North American, Latin America and European telecommunications networks, has enabled it to establish customer relationships with U.S. Federal government agencies, including the Department of State and the Department of Defense. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami Florida USA, (305) 856-3200. More information about Terremark Worldwide Inc. can be found at www.terremark.com

     Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s

actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

For more information contact:

Terremark Worldwide, Inc.
Sandra B. Gonzalez-Levy
305-860-7829
sgonzalez-levy@terremark.com